May 9, 1995


HEALTHSOUTH Corporation
Two Perimeter Park South
Birmingham, Alabama  35243


         Re: Plan and Agreement of Merger by and among HEALTHSOUTH Corporation, ASC Atlanta Acquisition Company, Inc. and Surgical Health Corporation


Gentlemen:

         We have acted as counsel to HEALTHSOUTH Corporation, a Delaware corporation ("HEALTHSOUTH"), in connection with the proposed merger (the "Merger") of ASC Atlanta Acquisition Company, Inc., a Delaware corporation
("ASC"), with and into Surgical Health Corporation, a Delaware corporation ("SHC"), pursuant to the terms of the Plan and Agreement of Merger, dated as of January 22, 1995 (the "Merger Agreement"), by and among HEALTHSOUTH, ASC and SHC, as described in more detail in the Merger Agreement and in the Registration Statement on Form S-4 (Commission File No. 33-57987) filed by HEALTHSOUTH with the Securities and Exchange Commission on March 8, 1995, as amended (the "Registration Statement"). This opinion is being rendered pursuant to your request. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of HEALTHSOUTH, ASC and SHC, which are annexed hereto.
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         In rendering our opinion, we have considered the applicable  provisions of the  Internal  Revenue  Code of  1986,  as  amended  (the  "Code"),  Treasury
Regulations,  pertinent  judicial  authorities,   interpretive  rulings  of  the
Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that:

                  (i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and HEALTHSOUTH, ASC and SHC will each be a party to the reorganization within the meaning of
         Section 368(b) of the Code;

                  (ii) No gain or loss will be recognized by HEALTHSOUTH or SHC as a result of the Merger;

                  (iii) No gain or loss will be recognized by an SHC stockholder who receives solely shares of HEALTHSOUTH Common Stock in exchange for SHC Shares;

                  (iv) The receipt of cash in lieu of fractional shares of HEALTHSOUTH Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by HEALTHSOUTH. These payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

                  (v) The tax basis of the shares of HEALTHSOUTH Common Stock received by an SHC stockholder will be equal to the tax bases of the SHC Shares exchanged therefor, excluding any basis allocable to a fractional share of HEALTHSOUTH Common Stock for which cash is received. In every case in which an SHC stockholder owns stock of more than one class, the basis of the stock of each such class held before the Merger by such SHC stockholder shall be allocated among the shares of HEALTHSOUTH Common Stock received by such SHC stockholder pursuant to the Merger; and

                  (vi) The holding period of the shares of HEALTHSOUTH Common Stock received by an SHC stockholder will include the holding period or periods of the SHC Shares exchanged therefor, provided that the SHC Shares are held as a capital asset within the meaning of Section 1221 of the Code at the effective time of the Merger.

         The Merger should have no immediate federal income tax consequences to HEALTHSOUTH stockholders.
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         Except  as set  forth  above,  we  express  no  opinion  as to the  tax consequences, whether federal, state, local or foreign, to any party to the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

         We do hereby consent to the reference to our Firm under the heading "Legal Matters" in the Prospectus--Joint Proxy Statement which forms a part of the Registration Statement, and to the filing of this opinion as an Exhibit thereto.

                                                   Very truly yours,

                                          HASKELL SLAUGHTER YOUNG & JOHNSTON
                                                 Professional Association


                                          By /s/ J. Brooke Johnston, Jr.
                                             ______________________________
                                                 J. Brooke Johnston, Jr.

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